EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "EXPERTS" in the Registration Statement (Form S-3) and related Prospectus of D.R. Horton, Inc. for the registration of an aggregate maximum total of $300,000,000 of its debt securities, preferred stock and common stock and to the incorporation by reference therein of our report dated November 7, 1997, with respect to the consolidated financial statements of D.R. Horton, Inc. included in its Annual Report on Form 10-K for the year ended September 30, 1997, and our report dated May 12, 1998 with respect to the supplemental consolidated financial statements of D.R. Horton, Inc. included in its Current Report on Form 8-K dated June 5, 1998, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP


Fort Worth, Texas
June 16, 1998